                                                                      EX99.9(A)4
KEEFE, BRUYETTE & WOODS, INC.
TWO WORLD TRADE CENTER
85th FLOOR
NEW YORK, NY 10048

                    FIRST COMMONWEALTH FINANCIAL CORPORATION

                        OFFER TO PURCHASE FOR CASH UP TO
                      2,000,000 SHARES OF ITS COMMON STOCK
                    AT A PURCHASE PRICE NOT LESS THAN $23.00
                       NOR IN EXCESS OF $26.00 PER SHARE

          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
        5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 29, 1999,
                         UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   First Commonwealth Financial Corporation, a Pennsylvania corporation ("Company"), has appointed us to act as Dealer Manager in connection with its offer to purchase for cash up to 2,000,000 shares of its Common Stock, par value $1.00 per share ("Shares"), at prices of not less than $23.00 nor in excess of $26.00 per Share, specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated August 31, 1999, and in the related Letter of Transmittal (which together constitute the "Offer").

   The Company will determine the single per Share price, not less than $23.00 nor in excess of $26.00 per Share, net to the seller in cash ("Purchase Price"), that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the Purchase Price that will allow it to buy 2,000,000 shares (or such lesser number of Shares as are properly tendered at prices not less than $23.00 nor in excess of $26.00 per Share). All Shares validly tendered at prices at or below the Purchase Price and not withdrawn on or prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration provisions. See
Section 1 of the Offer to Purchase.

   Upon the terms and subject to the conditions of the Offer, if, at the expiration of the Offer, more than 2,000,000 shares are validly tendered at or below the Purchase Price and not withdrawn, the Company will buy Shares (i) from shareholders who owned beneficially as of the close of business on August 25, 1999, and continue to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares who properly tender all their Shares at or below the Purchase Price, and (ii) then, on a pro rata basis, from all other shareholders who properly tender their Shares at prices at or below the Purchase Price (and do not withdraw them prior to the expiration of the Offer). See Sections 1 and 2 of the Offer to Purchase. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

   THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED PURSUANT TO THE OFFER. SEE SECTION 6 OF THE OFFER TO PURCHASE.

   No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Dealer Manager/Information Agent as described in the Offer to Purchase. The Company will, upon request, reimburse brokers and banks for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

   No broker, dealer, bank, trust company or fiduciary shall be deemed to be an agent of the Company, including Keefe, Bruyette & Woods, Inc. as "Dealer Manager" and The Bank of New York as "Depositary," for purposes of the Offer.

   For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

   1. Offer to Purchase, dated August 31, 1999;

   2. Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

   3. The Notice of Guaranteed Delivery to be used to accept the Offer if shares and all other required documents cannot be delivered to the Depositary by the Expiration Date;

   4. Letter, dated August 31, 1999 from Joseph E. O'Dell, President and Chief Executive Officer of the Company, to shareholders of the Company;

   5. Letter of Transmittal for your use and for the information of your clients (together with Substitute Form W-9); and

   6. A return envelope addressed to The Bank of New York, as Depositary.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 29, 1999, UNLESS THE OFFER IS EXTENDED.

   In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

   Any inquiries you may have with respect to the Offer should be addressed to the Depositary or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

   Additional copies of the enclosed material may be obtained from the Information Agent by calling, toll free: (877) 298-6520.

                                          Very truly yours,

                                          KEEFE, BRUYETTE & WOODS, INC.

Enclosures

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, THE DEALER MANAGER/INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.

                                       2